Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Community Savings Bancorp, Inc.:

Name	State of Incorporation

Community Savings	Federal

Community Financial Services, LLC *	Ohio

* Subsidiary of Community Savings